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                                 FIRST AMENDMENT


                          DATED AS OF JANUARY 23, 1999


                                     TO THE


                          AGREEMENT AND PLAN OF MERGER


                            DATED AS OF MAY 25, 1998


                                 BY AND BETWEEN


                              ROSLYN BANCORP, INC.


                                       AND


                               T R FINANCIAL CORP.









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                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                 -----------------------------------------------


         FIRST AMENDMENT, dated as of January 23, 1999 ("Amendment"), to the Agreement and Plan of Merger, dated as of May 25, 1998 ("Merger Agreement"), by and between Roslyn Bancorp, Inc. ("RBI") and T R Financial Corp. ("TRFC").

                             INTRODUCTORY STATEMENT

                  RBI and TRFC have entered into the Merger Agreement, and, pursuant to Section 8.3 of the Merger Agreement, the parties thereto may from time to time amend or modify the Merger Agreement in accordance with the provisions of Section 8.3.

                  The Board of Directors of RBI and TRFC have approved and authorized this Amendment, and all actions necessary or appropriate to make this Amendment a valid agreement enforceable according to its terms have been taken and the execution and delivery of this Amendment by RBI and TRFC have in all respects been duly authorized by RBI and TRFC, respectively.

                  In consideration of their mutual promises and obligations hereunder, RBI and TRFC hereby agree that, effective as of the date first written above, the Merger Agreement shall be, and it hereby is, amended as follows:

         1. Section 4.13(a) of the Merger Agreement is amended by replacing the word "four" with the word "five" in both places where such word appears.

         2. Section 4.13(b) of the Merger Agreement is amended by deleting the phrase "as well as an employment agreement with each of two additional executive officers of TRFC to be determined by RBI and TRFC" and by adding the following sentence at the end thereof:

                  At the Effective Time, RBI shall enter into mutually acceptable employment agreements with each of A. Gordon Nutt and Dennis E. Henchy, with a period of employment of one year and with the titles and base compensation set forth in Section 4.13(e) hereof.

         3. A new Section 4.13(e) shall be added to the Merger Agreement, which shall read as follows:

                           (e) As of the Effective Time, A. Gordon Nutt shall be
                  elected or appointed as the Executive Vice President and Special Transition Officer of RBI and RBI Bank and shall receive a base salary at an annual rate of no less than $200,000 per year. As of the Effective Time, Dennis E. Henchy shall be elected or appointed as Senior Vice President and Director of Corporate Strategic Planning of RBI and RBI Bank and shall receive a base salary at an annual rate of no less than $150,000 per year.


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         4.       Section 4.16(b)(ii) of the Merger Agreement is amended by
adding the following language at the end of the first sentence:

                  ; PROVIDED, HOWEVER, that if the Closing Date shall occur after December 31, 1998, the participants in the Performance Compensation Plan and Performance Compensation Program shall be paid the full amount due under the Plan and the Program for 1998 on or before December 31, 1998, and the participants shall be paid an additional amount on the Closing Date equal to the amount paid for 1998 multiplied by a fraction, the numerator of which is the number of days in 1999 through the Closing Date of the Merger and the denominator of which is
                  365. The total of such additional amounts to be paid on the Closing Date shall not exceed, in the aggregate, $400,000, and if the aggregate amount payable under the immediately preceding sentence would otherwise exceed $400,000, the amount payable to each participant shall be reduced proportionately so that the aggregate amount so payable shall not exceed $400,000.

         5. Section 4.17 of the Merger Agreement is amended by adding the following sentence after the last sentence of Section 4.17:

                  Service on the Advisory Board will, for purposes of the TRFC Option Plans and the RBI 1997 Stock-Based Incentive Plan, be treated as service for RBI and/or RBI Bank for all such purposes, except to the extent such treatment would prevent RBI's receipt of a letter from its independent certified public accountants to the effect that the Merger shall be qualified to be treated as a pooling-of-interests for accounting purposes, as contemplated by Section 5.1(f) of this Agreement.

         6. A new Section 4.20 shall be added to the Merger Agreement, which shall read as follows:

                           Section 4.20. TRFC EMPLOYEE STOCK OWNERSHIP PLAN.
                  Notwithstanding anything in this Agreement to the contrary, the T R Financial Corp. Employee Stock Ownership Plan ("ESOP") shall be terminated effective as of the Closing Date, after giving effect to Section 16 of the ESOP.

         7. Section 6.1(d) of the Merger Agreement is amended by replacing "January 31, 1999" with "February 28, 1999."

         8. Section 6.1(e) of the Merger Agreement is deleted in its entirety.


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         9.       Unless otherwise expressly defined in this Amendment or the context otherwise requires, capitalized and other terms for which meanings are provided in the Merger Agreement shall have such meanings when used in this Amendment.

         10. Except as set forth in this Amendment, all other terms, covenants, provisions and conditions of the Merger Agreement shall remain in full force and effect.





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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

                                ROSLYN BANCORP, INC.


                                By: /s/ Joseph L. Mancino
                                    ----------------------------------------
                                        Joseph L. Mancino
                                        Chairman of the Board, President and
                                          Chief Executive Officer




                                T R FINANCIAL CORP.


                                By: /s/ John M. Tsimbinos
                                    ----------------------------------------
                                        John M. Tsimbinos
                                        Chairman of the Board and
                                          Chief Executive Officer


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